As filed with the Securities and Exchange Commission December 21, 2010	Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
________________

Post-Effective Amendment No. 1 to
FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

MAINE & MARITIMES CORPORATION
(Exact Name of Registrant as Specified in Its Charter)

Maine	30-0155348
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

209 State Street
Presque Isle, Maine 04769
(Address, including Zip Code, of Principal Executive Offices)

2008 Stock Plan
(Full Title of the Plan)

Patrick C. Cannon, Vice President, General Counsel, Secretary and Clerk
Maine & Maritimes Corporation
209 State Street
Presque Isle, Maine  04769
(207) 760-2422
(Name, Address, including Zip Code, and Telephone Number, including Area Code, of Agent For Service)
_______
With a Copy to:
Michael B. Peisner, Esq.
Curtis Thaxter Stevens Broder & Micoleau LLC
One Canal Plaza
Portland, Maine 04112
(207) 774-9000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☑

DEREGISTRATION OF SECURITIES

Maine & Maritimes Corporation (the “Company”) is filing this Post-Effective Amendment No.1 to the registration statement on Form S-8, Registration No. 333-151489, filed on June 6, 2008, (the “Registration Statement”), pertaining to the Company’s registration of 85,000 shares of its common stock, par value $7.00 per share, which may be issued from time to time pursuant to the Maine & Maritimes Corporation 2008 Stock Plan.

On December 21, 2010, pursuant to an Agreement and Plan of Merger dated as of March 12, 2010 (the “Merger Agreement”), by and among Maine & Maritimes Corporation, BHE Holdings Inc., and BHE Holding Sub One Inc., a wholly-owned subsidiary of BHE Holdings Inc, BHE Holding Sub One Inc. merged with and into Maine & Maritimes Corporation (“MAM”), with MAM being the surviving entity and becoming a wholly-owned subsidiary of BHE Holdings Inc.  The Company intends to file a certification and notice of termination on Form 15 with respect to the Company’s shares of common stock, par value $7.00 per share.

Pursuant to the undertaking made by the Company in the Registration Statement to remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering, the Company is filing this Post-Effective Amendment No. 1 to the Registration Statement to deregister all of the securities that remain unsold under the Registration Statement.

SIGNATURES

          Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Presque Isle, State of Maine, on December 21, 2010.

Maine & Maritimes Corporation

Date: December 21, 2010	By:	/s Brent M. Boyles
Brent M. Boyles
President and CEO